Exhibit 99.1

FIRST NILES FINANCIAL, INC.

ANNOUNCES FOURTH QUARTER AND YEAR END 2005 EARNINGS

Niles, Ohio, February 9, 2006 - First Niles Financial, Inc. (Nasdaq SmallCap Market: FNFI), the holding company for Home Federal Savings and Loan Association of Niles today reported results for the three month and one year periods ended December 31, 2005.

Net income for the quarter ended December 31, 2005 totaled $223,000 compared to $240,000 for the same quarter in 2004, a decrease of $17,000, or 7.1%. Net income for the year ended December 31, 2005 was $1.05 million compared to $1.03 million for the year ended December 31, 2004, an increase of $14,000, or 1.4%. Return on average assets for the three months and year ended December 31, 2005, was 0.89% and 1.05%, respectively. Return on average assets for the comparative periods in 2004 was 0.97% and 1.04%, respectively. Primary earnings per share for the three months and year ended December 31, 2005 was $.17 and $.79, respectively as compared to $.18 and $.79 for the respective comparative periods in 2004.

Net interest income after the provision for loan losses for the fourth quarter of 2005 was $676,000 as compared to $696,000 for the same quarter in 2004, a decrease of $20,000, or 2.9%. Net interest income after provision for loan losses for the year ended December 31, 2005 was $2.72 million compared to $2.91 million for the same period one year prior, a decrease of $189,000, or 6.5%. On a year to year basis, our net interest spread decreased 25 basis points from 2.61% to 2.36%. Specifically, over the past year, the yield on our earning assets declined one basis point, while our overall cost of funds increased 24 basis points. During the same time period our net interest margin declined 22 basis points, from 2.99% to 2.77%. The current interest rate environment, characterized by rising short term interest rates over the past year, has generally increased our deposit costs to a much greater extent than it has increased the yield on long term assets such as loans and investments. This situation was the primary contributing factor to the compression in our net interest spread and net interest margin as described above.

Non-interest income for the fourth quarter of 2005 was $73,000, compared to $86,000 for the same period in 2004. This decrease was attributable to a decrease in service fee and other income of $11,000 and a decrease in gain on sale of investments of $2,000 on a comparative period basis. The decrease in service and fee and other income was attributable to a nonrecurring $16,000 gain on sale of real estate owned in 2004. Non-interest income for the year ended December 31, 2005 was $584,000 compared to $326,000 for 2004. This increase was attributable to a $259,000 increase in gain on sale of investments on a year to year basis. During 2005, gain on the sale of investments totaled $542,000, as compared to $283,000 in 2004. During 2005, the Association sold 3,000 shares of Freddie Mac stock, contributing $181,000 to gain on sale of investments. Additionally, the Association realized a gain of $345,000 from the acquisition of Intrieve Incorporated by Harland Financial Solutions, Inc. Intrieve, Incorporated, which was owned by numerous financial institutions, was also the primary data processing service provider to the Association. During 2004, we sold 4,000 shares of Freddie Mac stock, contributing $251,000 to gain on sale of investments. The remaining gain on sale of investments of $16,000 in 2005 was due to the closing of covered call positions on Freddie Mac stock. The remaining gain on sale of investments of $32,000 in 2004 was attributable to the sale of various interest bearing investment securities. As of December 31, 2005 the Association owned 22,000 shares of Freddie Mac stock, with an aggregate market value of $1.4 million.

Non-interest expense for the fourth quarter of 2004 was $437,000, compared to $439,000 for the fourth quarter of 2004, a decrease of $2,000, or 0.5%. Non-interest expense for the year ended December 31, 2005 was $1.81 million compared to $1.75 million for 2004, an increase of $62,000, or 3.5%. On an annual comparative basis, non-interest expense increased primarily due to an increase in legal and audit expense of $82,000. This increase was primarily due to the Company’s exploration of possible strategic alternatives that could be implemented to mitigate the financial impact of various existing and potential regulatory costs.

Non-performing loans, consisting of non-accruing loans and accruing loans delinquent more than 90 days increased to $905,000 at December 31, 2005, or 1.9% of net loans receivable as compared to $791,000, or 1.8% of net loans receivable at December 31, 2004. The allowance for loan losses totaled $742,000 at December 31, 2005, which represented 82.0% of non-performing loans and 1.6% of net loans receivable. At December 31, 2004 the allowance for loan losses was $743,000, representing 93.9% of non-performing loans and 1.7% of net loans receivable. At December 31, 2005 the Association had $35,000 in repossessed assets, consisting entirely of real estate owned. At December 31, 2004 the Association had $51,000 in repossessed assets.

At December 31, 2005 the Company had total assets of $98.5 million compared to $99.2 million at December 31, 2004, a decrease of $713,000 or 0.7%. This decrease was primarily comprised of a $1.6 million decrease in cash and cash equivalents and a $3.8 million decline in total investment securities, partially offset by a $4.2 million increase in net loans receivable. The decrease in assets primarily related to a $696,000 decrease in total liabilities and a $17,000 decrease in total capital. Net loans receivable increased to $47.2 million at December 31, 2005 from $43.0 million at December 31, 2004.

Total equity at December 31, 2005 was $16.4 million, or 16.6% of total assets, compared to $16.4 million, or 16.5% of total assets, at December 31, 2004. The slight decrease in total equity of $17,000 was primarily attributable to a $401,000 decrease in net unrealized gains on securities available for sale, partially offset by a $271,000 increase in retained earnings and paid in capital and a $113,000 increase in shares acquired by stock benefit plans. At both dates the Association exceeded all regulatory capital requirements.

The Company’s annual meeting of shareholders will be held on Wednesday, April 26, 2006, at 2:00 p.m., at the main office of First Niles, located at 55 North Main Street, Niles, Ohio. At the meeting, shareholders of record on March 6, 2006, will be asked to consider and vote upon the election of two directors and to ratify the appointment of independent auditors, as well as such other matters as may properly come before the meeting, or any adjournments thereof.

First Niles Financial, Inc. and its wholly-owned subsidiary, Home Federal Savings and Loan Association of Niles, may from time to time make written or oral “forward-looking statements”, including statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements may also be included in press releases, such as this one, and other communications by the Company, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risk and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.

FOR IMMEDIATE RELEASE	For Further Information Contact:

February 9, 2006	William L. Stephens, President
or Lawrence Safarek, Vice President
First Niles Financial, Inc.
55 N. Main Street
Niles, Ohio 44446
(330) 652-2539

Selected Financial Condition Data

(in thousands, except for per share data)

	December 31, 2005 (unaudited)	December 31, 2004
Total assets	$98,516	$99,229
Loans receivable, net	47,180	42,965
Securities (AFS) at market	30,859	29,639
Securities (HTM) at cost	13,094	18,148
Deposits	60,802	61,458
Total borrowings	20,500	20,500
Retained earnings	14,523	14,316
Common stock and paid in capital	7,033	6,970
Total equity	16,396	16,413
Book value per share	$11.84	$11.85

Selected Operating Data

(in thousands, except per share data)

	Three Months Ended December 31, 2005 (Unaudited)	Three Months Ended December 31, 2004	Year Ended December 31, 2005 (Unaudited)	Year Ended December 31, 2004
Interest income	$1,258	$1,194	$4,899	$4,875
Interest expense	582	498	2,182	1,969
Provision for loan losses	—	—	—	—
Net interest income	676	696	2,717	2,906
Non-interest income	73	86	584	326
Non-interest expense	437	439	1,814	1,752
Income before inc. tax exp.	312	343	1,487	1,480
Income tax expense	89	103	441	448
Net income	223	240	1,046	1,032
Earnings per share - basic	$0.17	$0.18	$0.79	$0.79
diluted	0.17	0.18	0.79	0.78